Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Stryker Corporation for the registration of common stock, preferred stock, debt securities, warrants, subscription rights, purchase contracts, and purchase units and to the incorporation by reference therein of our report dated February 11, 2026, except for Notes 1, 2, and 14, as to which the date is June 26, 2026, with respect to the consolidated financial statements and schedule of Stryker Corporation and subsidiaries for the year ended December 31, 2025, included in its Current Report on Form 8-K dated June 26, 2026, and our report dated February 11, 2026, with respect to the effectiveness of internal control over financial reporting of Stryker Corporation and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2025, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grand Rapids, Michigan

November 4, 2026